August 20, 2024

Dear Mike:

At this exciting time for the company, I am pleased to offer you the position of Senior Vice President, Operational Excellence for MasterCraft Boat Holdings, Inc. This role reports directly to Brad Nelson, CEO. You will play an important role across the enterprise as a key member of the Senior Leadership Team (SLT). Serving as a key advisor to the CEO, CFO, and VP-HR, will be a key part of the role.

Your role encompasses shaping strategy, ensuring operational excellence, and driving focused improvement across the business as we grow and evolve. This includes working closely with the CEO, CFO, VP, Human Resources, business unit leaders, and other leaders across the company. Among other duties as required, driving sustainable market leading quality and design for manufacturing will be a key focus.

The terms of our offer are as follows:

Effective Date: December 2, 2024 (or other agreed-to date upon final successful wind-down of Aviara);

Reporting on-location effective January 6, 2025.

Job Title: Senior Vice President of Operational Excellence

Salary/Bonus: Your base annual salary will be $307,500. You will be eligible for the management bonus plan. You will be eligible for a target of 50% of your base salary based on the Company’s financial performance and on achievement of agreed upon KPO’s.

LTIP: You will be eligible for the Company’s Long-Term Incentive Plan. This plan will allow you to earn a target of 50% of your base salary.

Special Grant: A one-time RSU grant of $100,000 MCFT stock with two-year vesting, subject to being employed with the company on vesting date.

The company will provide:

•
Reimbursement of reasonable and customary moving and travel expenses from your home location to the Knoxville area up to $40,000 submitted by June 30, 2025. Alternatively, instead of the $40,000 reimbursement option, you may choose a one-time up front lump sum of $35,000 for the above purposes (payable the first payroll after your start date), and without reimbursement requirement. Relocation benefits are subject to 100% repayment if you leave the company on your own in the first year or if you are dismissed for cause.
•
Customary seasonal use of an executive boat in Knoxville area (subject to availability)
•
Regular business travel will be reimbursed separately as per normal business expense and travel policy.

Please indicate your acceptance of this offer by signing this letter and returning it to me by October 16, 2024. And, please indicate your preferred relocation option below.

Sincerely,

/s/ Charlene Hampton

Charlene Hampton, SHPR, SHRM-SCP

Vice President of Human Resources

Agreed: _/s/ Mike O’Connell_______ Date: October 14, 2024_____
Mike O’Connell

Relocation option as described above (please choose one):

______ $40,000 reimbursement through submitted receipts

___x__ $35,000 one-time lump sum payable to you in first payroll after your start date